Exhibit 23.3
DeGolyer and MacNaughton
500I Spring Valley Road
Suite 800 East
Dallas, Texas 75244
November 13, 2008
SandRidge Energy, Inc.
1600 NW Expressway, Suite 1601
Oklahoma City, OK 73118
Ladies and Gentlemen:
     We consent to the incorporation by reference in the Registration Statement on Form S-8 (including any amendments thereto) to be filed by SandRidge Energy, Inc. with the U.S. Securities and Exchange Commission on or about November 18, 2008, of the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of references to our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by PetroSource Energy,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy Gungoll Acquisition,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by NEG Operating LLC,” “Appraisal Report as of December 31, 2006 on Certain Properties owned by PetroSource,” and “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroSource” (our Reports) in the SandRidge Energy, Inc. Form 10-K Registration Statement filed on March 7, 2008 (including any amendments thereto), collectively referred to hereinafter as “Form 10-K.” We are able to verify that the reserves listed for PetroSource in the table on Page 5 of the Form 10-K and incorporated into this Registration Statement on Form S-8 by reference, are the same as these listed in our Report titled “Appraisal Report as of December 31, 2007 on Certain Properties owned by PetroSource.”

Very truly yours, /s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON